Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER FISCAL 2016 RESULTS

JACKSON, Miss. (March 28, 2016)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter and nine months ended February 27, 2016.

Net sales for the third quarter of fiscal 2016 were $449.8 million, a 2.8 percent increase compared to  $437.6 million for the third quarter of fiscal 2015.  The Company reported net income of $64.2 million, or $1.33 per basic and diluted share, for the third quarter of fiscal 2016 compared to  $50.9 million, or $1.06 per basic share and $1.05 per diluted share, for the third quarter of fiscal 2015.

For the first nine months of fiscal 2016, net sales were $1,605.6 million compared to  $1,173.1 million for the prior-year period.  The Company reported net income of $316.4 million, or $6.57 per basic share and $6.54 per diluted share, for the first nine months of fiscal 2016 compared to net income of $115.1 million, or $2.39 per basic share and $2.38 per diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Cal‑Maine Foods delivered another solid performance for the third quarter of fiscal 2016, demonstrating consistent execution of our strategy in changing market conditions.   Our sales were up 2.8 percent for the third quarter and up 36.9 percent for the first nine months of fiscal 2016.  These increases primarily reflect higher average selling prices compared with the same periods last year.  While average selling prices for shell eggs for the third quarter of fiscal 2016 have dropped considerably from the historically high record levels we experienced earlier in the fiscal year, they were still up 4.3 percent over the third quarter of fiscal 2015.  For the fiscal year-to-date period, average selling prices were up 35.6 percent over the same period a year ago. Our sales volumes have continued to trend higher each quarter of fiscal 2016; however, they were down 1.9 percent in the third quarter compared with the prior-year period.

“Our industry continues to deal with the reduced hen supply and other market disruptions caused by the Avian Influenza (AI) outbreaks in the upper Midwestern United States during the spring of 2015.  While the supply has been steadily moving back up, the current national laying hen flock recently reported by the USDA is still approximately 3.0 percent lower than it was a year ago.  Industry-wide, retail demand trends for shell eggs have been favorable in spite of the supply disruptions; however, egg prices have been negatively affected by increased egg supplies due to demand erosion for egg products, increased egg imports and reduced egg exports.  Egg inventories have continued to build, and we expect market prices will remain volatile until the industry has more clarity on future supply levels.

“We continue to diligently monitor the situation related to AI, and we are working with egg industry associations and government officials to identify ways to mitigate the risk of future outbreaks.  There have been no positive tests for AI at any of the Cal‑Maine Foods locations; however, we have strengthened our biosecurity measures at all of our facilities.    Importantly, we are very focused on our customers, and we continue to make the necessary adjustments to ensure their needs are met following the recent market disruptions.

“Specialty eggs have been a key driver of our growth throughout this fiscal year, with volumes up 13.7 percent for the third quarter compared with the prior-year period,” added Baker.  “Specialty egg sales accounted for 23.6 percent of the dozens of shell eggs sold and 31.0 percent of total shell egg sales revenue for the third quarter of fiscal 2016, compared with 20.3 percent of the dozens of shell eggs sold and 26.9 percent of total shell egg sales revenue for the third quarter of fiscal 2015.  We continue to pursue additional opportunities to market and sell specialty eggs, especially in light of changing demand trends.    As the food service industry, restaurant chains and major retailers are increasingly demanding more cage-free eggs in response to market forces, we are working with our customers to facilitate a smooth transition to meet this demand.  We believe Cal-Maine Foods is well positioned to respond to dynamic market conditions and future demand trends.  In addition to cage-free eggs, we provide our customers with a  full selection of conventional, nutritionally enhanced and organic eggs, and we will continue to enhance our product mix to meet the needs of our customers.

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CALM Reports Third Quarter Fiscal 2016 Results

March 28, 2016

“Overall, our operations continued to perform very well in the third quarter with more favorable market conditions than we experienced a year ago.  Operating income for the third quarter of fiscal 2016 was $85.8 million, up 19.2 percent compared with $72.0 million for the third quarter of fiscal 2015.  These results reflect lower feed and farm production costs and consistent execution of our strategy to be an efficient, low-cost producer across all of the Company’s operations.  Our feed costs per dozen produced were 5.0 percent lower than the third quarter of fiscal 2015 and 6.7 percent lower through the first nine months of this fiscal year.  These lower costs reflect more plentiful grain supplies as a result of near record corn and soybean crops harvested in the United States last fall.  Looking ahead, industry consultants are projecting increased planting acreage for both corn and soybeans.  With favorable weather conditions during this year’s growing season, we should continue to have an adequate feed supply.”

Baker added, “We are pleased with the continued progress with respect to our joint venture with Rose Acre Farms in Texas.  This important joint venture has allowed us to significantly expand our production of cage-free eggs while sharing the costs and risks with an experienced partner.  As planned, our initial flock was placed in early November, and we are on schedule for continued placements until we reach our full expected capacity in early calendar 2017.    In addition, we have a number of major capital projects underway across our operations to further expand our cage-free capacity to meet expected customer demand and reduce our dependence on spot market purchases.  We look forward to the new market opportunities these projects will provide for Cal-Maine Foods.”

For the third quarter of fiscal 2016, Cal-Maine Foods will pay a cash dividend of approximately $0.441  per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable May 12, 2016, to shareholders of record on April 27, 2016.

Selected operating statistics for the third quarter and year-to-date periods of fiscal 2016 compared with the prior-year periods are shown below:

	13 Weeks Ended		39 Weeks Ended
	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
Dozen Eggs Sold (000)	277,574	283,032	800,520	798,203
Dozen Eggs Produced (000)	213,285	203,581	620,356	597,080
% Specialty Sales (dozen)	23.6%	20.3%	22.8%	19.4%
% Specialty Sales (dollars)	31.0%	26.9%	27.0%	26.8%
Net Average Selling Price (dozen)	$1.568	$1.503	$1.919	$1.415
Feed Cost (dozen)	$0.414	$0.436	$0.420	$0.450

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk

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CALM Reports Third Quarter Fiscal 2016 Results

March 28, 2016

factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Third Quarter Fiscal 2016 Results

March 28, 2016

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	5		5
	13 Weeks Ended		39 Weeks Ended
	February 27, 2016	February 28, 2015	February 27, 2016	February 28, 2015
Net sales	$449,760	$437,556	$1,605,630	$1,173,117
Gross profit	132,726	112,517	607,394	286,327
Operating income	85,771	72,025	472,038	168,785
Other income	11,744	5,049	14,143	7,585
Income before income taxes and noncontrolling interest	97,515	77,074	486,181	176,370
Income before income taxes attributable to Cal-Maine Foods, Inc.	97,337	76,997	484,256	175,505

Net income	$64,164	$50,882	$316,417	$115,140

Net income per share:
Basic	$1.33	$1.06	$6.57	$2.39
Diluted	$1.33	$1.05	$6.54	$2.38
Weighted average shares outstanding
Basic	48,204	48,137	48,177	48,134
Diluted	48,367	48,447	48,359	48,416

SUMMARY BALANCE SHEETS

	5

	February 27, 2016	May 30, 2015
ASSETS
Cash and short-term investments	$387,049	$258,628
Receivables	110,765	101,977
Inventories	154,165	146,260
Prepaid expenses and other current assets	2,289	2,099
Current assets	654,268	508,964

Property, plant and equipment (net)	382,271	358,790
Other noncurrent assets	87,693	60,899
Total assets	$1,124,232	$928,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$91,726	$86,193
Current maturities of long-term debt	6,159	10,065
Income tax payable	7,946	5,288
Deferred income taxes	21,796	30,391
Current liabilities	127,627	131,937

Long-term debt, less current maturities	21,081	40,795
Deferred income taxes and other liabilities	59,508	51,359
Stockholders' equity	916,016	704,562
Total liabilities and stockholders' equity	$1,124,232	$928,653

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